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Exhibit 10.7

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective November 12, 2002, by and between Caremark Rx, Inc., a Delaware corporation ("Caremark Rx") and E. Mac Crawford ("Executive"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Employment Agreement between Caremark Rx and Executive dated March 18, 1998, as amended by a First Amendment to Employment Agreement dated as of August 6, 1998; a Second Amendment to Employment Agreement dated December 1, 1998; a Third Amendment to Employment Agreement dated as of March 8, 2000 (the "Third Amendment"); and a Fourth Amendment to Employment Agreement dated August 28, 2001 (the "Fourth Amendment").

        WHEREAS, Caremark Rx and Executive have agreed to further amend the Employment Agreement as provided herein to (1) clarify the original intent of the bonus waiver entered into by Executive pursuant to the Third Amendment, (2) clarify that a "Change In Control" has not yet occurred for purposes of triggering severance benefits payable to Executive, and (3) clarify the severance benefits payable to Executive if a Change In Control does not occur in the future;

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in the Employment Agreement and this Amendment, the parties agree as follows:

        1.     Clarification of Bonus Waiver; Amendment to Section 5. Caremark Rx and Executive acknowledge that, pursuant to Section 2 of the Third Amendment, Executive relinquished and waived any bonus or claims for bonus for the year 2000 and for all subsequent years during the term of the Employment Agreement. At the time of such waiver, the term of the Employment Agreement extended through March 18, 2004. Pursuant to the Fourth Amendment, the term of the Employment Agreement was subsequently extended beyond March 18, 2004. Caremark Rx and Executive hereby acknowledge and agree that the bonus waiver entered into by Executive pursuant to the Third Amendment was intended to apply solely during the term of the Employment Agreement in effect at the time of the Third Amendment. Therefore, Executive remains eligible for bonuses that would be payable by Caremark Rx following March 18, 2004.

        In furtherance of the foregoing, Section 5 of the Employment Agreement is hereby amended to add a new paragraph (c) to replace the original Section 5(c) that was deleted pursuant to the Third Amendment.

          (c)   For each year of the term of this Agreement, commencing for calendar year 2004 and for each calendar year thereafter, Executive shall be eligible to receive an annual target bonus (the "Bonus") of at least two (2) times the base achievement of Caremark Rx's target performance goals for such year (the "Annual Target"). In the event Caremark Rx achieves 90%, but less than 100%, of its Annual Target for any year, the Bonus for such year shall equal one and one-half (1.5) times the Executive's base salary for each year, with interpolation of results for achievement between 90% and 100% of its Annual Target for any year (with such achievement measured as a percent to the nearest two decimal points, e.g., 94.52%, to the extent capable of precise measurement). At the sole discretion of the Board of Directors, a payment in excess of 2 times base salary may be made. An advance amount of $50,000 shall be payable for each month of the applicable year, to the extent that a pro-rata portion of the applicable Annual Target has been achieved for each such month. The establishment of Annual Targets shall be mutually agreed upon by Executive and the Compensation Committee by March 31 of each year. The determination of whether and to what extent the Annual Target, and the monthly pro-rata portion of the Annual Target, have been achieved shall be mutually agreed upon by Executive and the Compensation Committee. In the event that Executive and the Compensation Committee do not reach an agreement regarding the establishment of the Annual Target by the applicable date in any calendar year, the Annual Target shall be the consensus estimate for earnings per share of Caremark Rx as published by Nelson Publications as of such date.

        2.     Amendments To Section 8.

  (a)
  Section 8(b) of the Employment Agreement is hereby amended to delete paragraph (v) thereof in its entirety. Paragraphs (i), (ii), (iii), (iv) and (vi) of Section 8(b) shall remain unchanged.

  (b)
  Section 8(d) of the Employment Agreement is hereby amended to delete paragraph (ix) thereof in its entirety. Paragraphs (i) through (viii) of Section 8(d) shall remain unchanged.

        3.     Amendment to Section 9. Section 9 of the Employment Agreement is hereby amended to add the following new paragraph (g) immediately following paragraph (f) thereof:

  (g)
  Executive gives written notice to Caremark Rx (or any successor entity) within 90 days following the occurrence of a Change In Control that Executive wishes to terminate this Agreement, such termination to be effective on the date specified in such notice.

        4.     Amendment to Section 10. Section 10 of the Employment Agreement shall be amended to delete the first three sentences contained in Section 10(b) and to substitute in lieu thereof the following:

  (b)
  Upon the occurrence of an event of termination described in Section 9(b) (resignation for Good Reason), Section 9(f) (termination other than for Cause) or Section 9(g) (termination following a Change In Control) hereof, Executive shall be entitled to receive the following as severance compensation:

The remainder of Section 10(b), including without limitation, paragraphs (i) through (v) thereof, shall remain unchanged.

        5.     No Other Amendment. Except as expressly modified by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

        6.     Entire Agreement. This Amendment, together with the Employment Agreement and the other documents referenced herein and therein, contain the entire agreement of the parties relating to the subject matter hereof and thereof, and such documents replace and supersede any prior agreements between the parties relating to said subject matter.

        7.     Waiver and Amendment. No provision of this Amendment may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Amendment shall not be deemed to constitute the waiver of any other term or condition. This Amendment may be amended only by a written agreement signed by each of the parties hereto.

        8.     Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope of substance of any provisions of this Amendment.

        9.     Severability. If this Amendment shall for any reason be or become unenforceable by any party, this Amendment shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Amendment is held invalid or unenforceable, the remainder of this Amendment shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstance, it shall nevertheless remain in full force and effect in all other circumstances.

        10.   Governing Law. This Amendment shall be governed by the laws of the State of Alabama.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CAREMARK RX INC.

/s/ KIRK MCCONNELL Kirk McConnell Executive Vice President and Chief Administrative Officer	/s/ E. MAC CRAWFORD E. Mac Crawford

/s/ HARRIS DIAMOND Harris Diamond Director and Compensation Committee Chairman

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  Exhibit 10.7
FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT